PRO FORMA CONDENSED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED MARCH 31, 2001
(UNAUDITED)
(IN THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)




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                                                                        TRANSTECHNOLOGY                 NON-RECURRING
                                                                          CORPORATE        PRO FORMA      GAIN ON
                                                                          HISTORICAL      ADJUSTMENTS       SALE         PRO FORMA
                                                                     ------------------   ------------   -----------  -------------
Net sales                                                                    $ 328,071      $ (44,972)                   $ 283,099

Cost of sales                                                                  239,517        (33,099)                     206,418

Plant consolidation charge                                                       2,113              -                        2,113

                                                                     ------------------   ------------   -----------  -------------
Gross profit                                                                    86,441        (11,873)            -         74,568

General, administrative and selling expenses                                    59,617         (4,005)                      55,612

Interest expense                                                                34,420         (4,348)                      30,072

Interest income                                                                   (114)             -                         (114)

Other income - net                                                              (1,747)             1                       (1,746)

Provision for impairment of business units assets                               67,879              -                       67,879

Provision for impairment of corporate assets                                    10,208              -                       10,208

(Gain) loss on sale of Hose Clamp businesses                                         -              -    $  (24,613)       (24,613)

                                                                     ------------------   ------------   -----------  -------------
Income (loss) before income taxes                                              (83,822)        (3,521)       24,613        (62,730)

Provision (benefit) for income taxes                                           (10,852)        (1,338)        9,353         (2,837)

                                                                     ------------------   ------------   -----------  -------------
Net income (loss)                                                            $ (72,970)      $ (2,183)     $ 15,260      $ (59,893)
                                                                     ==================   ============   ===========  =============

Loss per share

                                                                                                                                 -
  Basic                                                                       $ (11.83)                                    $ (9.71)

  Diluted                                                                     $ (11.83)                                    $ (9.71)


Weighted -average basic shares outstanding                                       6,167                                       6,167

Weighted - average diluted shares outstanding                                    6,167                                       6,167
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